Exhibit 99.1

Rogers Corporation Updates Guidance for the Fourth Quarter

ROGERS, Conn.--(BUSINESS WIRE)--January 29, 2013--Rogers Corporation (NYSE:ROG) (“Rogers” or the “Company”) today announced revised guidance for its fiscal fourth quarter ended December 31, 2012. Rogers now projects fourth quarter net sales from continuing operations of approximately $124 million compared to the November 5, 2012 guidance of $129 to $135 million. That guidance included $1.6 million of net sales from its non-woven products operating segment, which the Company previously announced would cease operations at the end of the 2012. This segment will be treated as a discontinued operation as of the fourth quarter of 2012 and therefore, is not included in the revised sales guidance. The Company's consolidated results from continuing operations will no longer contain this segment, and prior periods will be restated to reflect this change.

The GAAP earnings per diluted share from continuing operations for the fourth quarter 2012 are now expected to range from $0.24 to $0.30. These per share estimates include anticipated net special charges of approximately $0.28 per diluted share during the quarter. Excluding these charges, non-GAAP earnings per diluted share from continuing operations are expected to be in the range of $0.52 to $0.58 compared to the November 5, 2012 guidance of $0.69 to $0.79 per diluted share. The quarterly earnings were negatively impacted by lower demand and lower production absorption in the quarter; however, the Company believes its streamlining initiatives are still delivering the expected cost savings.

The special adjustments are comprised of:

  $4.3 million of pre-tax charges primarily associated with moving the final inspection operation for Curamik Electronics Solutions from its site in Eschenbach, Germany to Hungary. This move had been previously announced, but the cost of the move could not be reasonably estimated until now.
  $2.9 million pre-tax charge related to the lengthening of the forecast period for asbestos liabilities and the related insurance receivables. In the fourth quarter of 2012, the Company deemed it appropriate to increase the forecast period for asbestos litigation claims from 5 to 10 years as it now has a longer, more meaningful history of asbestos claims activity, which provides greater confidence in the reasonableness of the longer forecast period.
  $1.1 million in fourth quarter losses relate to the negative foreign currency impact of the Japanese Yen depreciation and unfavorable mark to market valuation declines on copper commodity hedges during the period. In both cases, these valuation changes will result in lower costs to the Company in 2013 as currencies are exchanged and materials are purchased at the lower rates.
  These charges were partially offset by approximately $2.1 million of favorable inventory adjustments as the Company updated its costing methodology during the quarter.

The Company is currently working through its year-end closing process to finalize results, which it expects to report during the third week of February 2013. A table reconciling the GAAP and non-GAAP earnings amounts with the updated guidance projections is included below in this press release.

Bruce D. Hoechner, President and CEO commented, “October and November sales were very strong but during the month of December we experienced a considerable decline in orders across all of our businesses. This decrease in demand is likely related to the broader economic environment, including concerns over the US fiscal cliff issues. The market indices appear to be more positive as we enter 2013 and we believe we will see improved growth as the year unfolds. There is still a strong outlook in 2013 for the build out of 4G/LTE in the telecom space and the China stimulus package that will benefit the mass transit and energy markets. We continue to have a strong presence in several faster growing markets such as hand held mobile devices and expect them to have a favorable impact on our results going forward.”

Notes to Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain special adjustments that may not be indicative of the core business operating results. Rogers believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and liquidity and when planning, forecasting and analyzing future periods.

Projected Earnings per Diluted Share Guidance Reconciliation:	Fourth Quarter 2012 EPS Range
	Low	High
GAAP estimated net earnings from operations	$0.24	$0.30
Impact of special adjustment items:
Special charge streamlining – primarily Curamik move to Hungary	(0.19)	(0.19)

Asbestos liability increase due to forecast period change	(0.13)	(0.13)

Inventory valuation accounting change	0.09	0.09

Foreign currency and hedge valuations	(0.05)	(0.05)

Total special adjustments	(0.28)	(0.28)

Non-GAAP estimated net earnings from operations	$0.52	$0.58

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components for consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and engineering experience, Rogers provides product designers with solutions to help them power, protect and connect our world with greater reliability, efficiency and performance. Rogers’ three core businesses include Power Electronics Solutions for high-voltage rail traction, energy efficient motor drives, wind and solar power conversion; High Performance Foams for cushioning, sealing and impact protection in tablets and smart phones, aircraft, rail and automotive interiors, sporting goods, apparel and gear; and Printed Circuit Materials for wireless infrastructure, power amplifiers, smart antennas, and radar systems for automotive and defense applications. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this press release, including but not limited to projections of financial results and planned operational enhancements that are not strictly historical may be deemed to be “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, changing business, economic, and political conditions both in the United States and in other countries, particularly in light of the sovereign debt issues globally, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays or problems in completing our planned operational enhancements to various facilities, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward looking statements. All information in this press release is as of January 29, 2013 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
william.tryon@rogerscorp.com
Fax: 860-779-5509
or
Website Address:
http://www.rogerscorp.com